Exhibit 10.1

CONTRACT BREWING AGREEMENT

This Contract Brewing Agreement (this "Agreement") is entered into by and between Anheuser-Busch Companies, LLC ("ABC") and Craft Brew Alliance, Inc. ("CBA"), as of this 30th day of January, 2018.
WHEREAS, ABC is the parent of a number of craft breweries ("Subsidiaries") which brew a variety of malt beverage products.
WHEREAS, CBA owns and operates breweries in Portland, Oregon and Portsmouth, New Hampshire (the "Breweries").
WHEREAS, CBA utilizes an off-site warehouse located in Portsmouth, New Hampshire (the "Warehouse") from time to time to store products.
WHEREAS, the Subsidiaries do not have adequate brewing capacity to brew certain of their products and in some circumstances ABC has determined that use of an Anheuser-Busch brewery to brew such products would be inefficient.
WHEREAS, CBA has agreed to brew malt beverage products of the Subsidiaries at its Breweries pursuant to the terms and conditions hereof.
WHEREAS, as a result of ABC's brewing of CBA products, the parties are familiar with each other's brewing practices and this familiarity would expedite CBA's brewing of products for ABC.
WHEREAS, ABC and CBA have agreed that CBA will brew certain products during 2018 and after such period the parties shall review the arrangement to determine whether it is mutually beneficial and whether it would be advantageous for CBA to continue to brew products of the Subsidiaries.
NOW THEREFORE, for the mutual promises set forth herein, the parties hereto agree as follows:

1.	Brewing of Products.
(a)"Product" means a malt beverage of a Subsidiary brewed pursuant to a specific recipe and packaged pursuant to ABC's specifications pursuant to the terms hereof.
(b)Pursuant to the terms and conditions of this Agreement, CBA agrees to brew the Products and provide such other services as are described in this Agreement.
(c)ABC will deliver to CBA the recipes and specifications for each Product; the anticipated annual volume of each Product it desires to have brewed by CBA; and the Brewery at which it desires the brewing thereof.

(d)CBA will deliver to ABC its good faith statement as to (i) the actual per barrel costs to be incurred by it in brewing each Product ("Actual Cost"), provided that such statement will reflect only such costs as would not be incurred by CBA if CBA did not brew such Product and are incremental to the existing operations of the Brewery, (ii) any capital costs reasonably required of CBA to brew a Product ("Required Capital"), and (iii) any costs incurred by CBA in connection with creation or modification of graphics and labels for the cans and bottles for the Products as requested by ABC.
(e)At the request of ABC, CBA shall provide reasonable verification, with reasonable detail for its statement of the Actual Costs and Required Capital and shall engage in reasonable discussions with ABC concerning such amounts.
(f)The definitive price per barrel per Product to be paid by ABC to CBA for providing the services hereunder with respect to any Product that is not a Small Batch Product shall be (i) the Actual Cost as determined prior to production plus $* if the annual volume of such Product is less than 50,000 barrels; (ii) the Actual Cost as determined prior to production plus $*, if the annual volume of such Product is 50,000 barrels or more but less than 75,000 barrels; and (iii) the Actual Cost as determined prior to production plus $* if the annual volume of such Product is 75,000 barrels or more.
(g)The definitive price per barrel per Product to be paid by ABC to CBA for providing the services hereunder with respect to any Small Batch Product shall be (i) the Actual Cost plus $* if the annual volume of such Product is less than 50,000 barrels; (ii) the Actual Cost plus $*, if the annual volume of such Product is 50,000 barrels or more but less than 75,000 barrels; and (iii) the Actual Cost plus $*if the annual volume of such Product is 75,000 barrels or more.
(h)A Product shall be considered to be a "Small Batch Product" if annual production of the Product is not expected to exceed the output produced using only one fermenting tank of such Product.
2.Orders and Delivery of the Products.
(a)ABC may from time to time issue orders for any Product. Each such order shall specify the quantity of such Product, the SKU for such Product, and the date the Product is to be delivered. The quantity to be brewed pursuant to any order shall be an integral multiple of the output of one fermenting tank, and the date on which the Product is to be delivered shall not be less than eight weeks after the order is received by CBA.
(b)CBA shall brew, package and palletize the Product, make the Product available at the Brewery docks or the Warehouse and, at least five business days prior to the date on which the Product will be made available, notify ABC of the date and time at which the Product will be available at such location. ABC will pick up the Product at the Brewery docks or Warehouse not later than five business days after the date the Product is made available. CBA will provide reasonable assistance to ABC in its pick up of the Product. Pursuant to procedures agreed between the parties, ABC shall provide adequate cooperage (and pallets therefor) to be used by CBA for providing Products to ABC.
(c)Title to the Products and risk of loss with respect thereto will pass from CBA to ABC when the Products are made available at the Brewery's docks or the Warehouse.

* Confidential information has been omitted and confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

3.Payment.
(a)The preliminary price to be paid to CBA for each Product shall be based on the assumption that the annual volume of such Product will be as specified pursuant to Section 1(c). If the actual annual volume of any Product is not consistent with such specification, within 30 days after the end of the term hereof the price to be paid by ABC will be adjusted to reflect the actual annual volume and ABC shall pay CBA, or CBA shall pay to ABC, as appropriate, the difference between the definitive price and the preliminary price. Any payments due pursuant to this Section shall be paid by the applicable party within 30 days after the difference has been agreed to by the parties.
(b) CBA shall pay all federal excise taxes applicable to the Product with respect to each order of Product and such payment is reflected in the price to be paid by ABC as described above.
(c)ABC shall reimburse CBA for any costs incurred by CBA for Required Capital. ABC shall reimburse CBA for any costs incurred by CBA in connection with creation or modification of graphics and labels for the cans and bottles for the Products as requested by ABC.
(d)Upon making Products available to ABC, CBA will invoice ABC for such Product. CBA will include any Required Capital in the invoice for the Products to which the Required Capital relates.
(e)ABC will pay each invoice submitted by CBA within 30 days of ABC's receipt thereof.
4.Grant of License. Upon the terms and conditions hereinafter set forth, ABC hereby grants to CBA, on behalf of itself and the Subsidiaries, a non-exclusive, non-transferable license to use all intellectual property related to the brewing and packaging of the Products ("Intellectual Property"), but solely for the purposes of complying with its obligations hereunder. CBA shall not use the Intellectual Property in connection with any other purpose without ABC's prior written consent or as otherwise previously agreed between the parties. CBA acknowledges that its use of the Intellectual Property hereunder shall not create any right, title, or interest in or to the Intellectual Property other than as specified in this Section. All goodwill accruing as a result of the use of the Intellectual Property will inure to the benefit of ABC and the Subsidiaries.
5.Raw Materials. Subject to the following sentence, CBA shall obtain all raw materials required for the brewing of the Product, and the price to be paid by ABC hereunder reflects the cost of such raw materials. If brewing of any Product requires use of any raw material not used by CBA in the ordinary course of business, ABC will provide such raw material to CBA pursuant to procedures agreed upon between the parties.
6.Cancellation of a Product. ABC must promptly notify CBA in writing if, for the remainder of the term of this Agreement, ABC will not submit any additional orders for a certain Product to CBA. Upon receipt of such notice, CBA shall offer to ABC to purchase any materials acquired by CBA solely in order to produce such Product, the price for such purchase being the price paid by CBA therefor. If, within thirty days after such offer, ABC does not agree to purchase such materials, CBA is authorized to (a) destroy any such materials and (b) submit an invoice to ABC for the actual cost to CBA for such materials and the destruction thereof. ABC shall not be required to pay for any materials in excess of the materials reasonably required to produce the estimated annual volume of Products provided by ABC pursuant to Section 1(c) hereof.

7.Quality Control.
(a)CBA covenants that each Product (i) will be brewed in accordance with its recipe; (ii) will be free from defects in materials and workmanship and in compliance in all material respects with applicable federal and state laws and regulations; (iii) will be free from microbiological and any other contamination in accordance with the recipes and specifications and packaging for such Product; (iv) will be labelled in accordance with ABC's instructions; (v) will not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act as amended, and will comply in all material respects with the applicable provisions of the Code of Federal Regulations, as amended; and (vi) will be properly handled, stored and shipped if applicable until picked up by ABC The physical and sensory characteristics of each Product will be the same in all material respects throughout the term hereof.
(b)Prior to commercial production of any Product, CBA shall brew the Product for the purposes of sampling and testing by each of ABC and CBA. No Product shall be delivered unless each of ABC and CBA are satisfied with the quality of the Product and compliance with its recipe. ABC shall pay to CBA a fee of $5,000 for the brewing of each batch of a Product described in this subsection.
(c) ABC will provide CBA with assistance reasonably requested by CBA in connection with obtaining necessary governmental approvals and permits in connection with the brewing of the Products.
8.Term.
(a)The term of this Agreement will commence on the date first written above and, unless sooner terminated pursuant to the provisions of this Agreement, will continue in effect until December 31, 2018.
(b)Either party may terminate this Agreement immediately upon written notice, without prejudice to any other legal rights to which such terminating party may be entitled, upon the occurrence and during the continuance of any one or more of the following:
(i)material default by the other party in the performance of any of the provisions of this Agreement or any other agreement between the parties, which default is not cured within 30 days after written notice of default;
(ii)the making by the other party of an assignment for the benefit of creditors; or the commencement by the other party of a voluntary case or proceeding or the other party's consent to or acquiescence in the entry of an order for relief against such other party in an involuntary case or proceeding under any bankruptcy, reorganization, insolvency or similar law;
(iii)the appointment of a trustee or receiver or similar officer of any court for the other party or for a substantial part of the property of the other party, whether with or without the consent of the other party, which is not terminated within 60 days from the date of appointment thereof;
(iv)the institution of bankruptcy, reorganization, insolvency or liquidation proceedings by or against the other party without such proceedings being dismissed within 90 days from the date of the institution thereof; or
(v)The termination of the Master Distributor Agreement between CBA and Anheuser-Busch, LLC dated as of May 1, 2011, as amended.
(c)Upon expiration or termination of this Agreement, CBA shall complete production of all Products in process of the date of termination. ABC must purchase such Products at the price specified herein and must purchase from CBA any raw materials purchased by CBA solely for the purpose of complying with its obligations hereunder at the price paid by CBA therefor. Except as provided in this subsection, upon expiration or any termination of this

Agreement all rights granted to CBA hereunder with respect to Intellectual Property will terminate and CBA will cease all use of the Intellectual Property.
9.Indemnification.
(a)ABC shall indemnify and hold harmless CBA, its affiliates and their officers, directors and employers harmless from and against any and all third party charges, actions and proceedings (including reasonable attorneys' fees) arising out of (i) a breach of ABC's obligations hereunder, (ii) any claim that the use of the Intellectual Property as contemplated hereby violates the intellectual property rights of any other party and (iii) the negligence or willful misconduct of ABC or its officers, employees or agents in connection with the transactions contemplated hereby.
(b)CBA shall indemnify and hold harmless ABC, its affiliates, the Subsidiaries and their officers, directors and employers harmless from and against any and all third party charges, actions and proceedings (including reasonable attorneys' fees) arising out of (i) a breach of CBA's obligations hereunder or (ii) the negligence or willful misconduct of CBA or its officers, employees or agents in connection with the transactions contemplated hereby.
10.Confidentiality.
(a)Each party shall treat and shall cause its respective employees, officers, directors, advisors, representatives, subsidiaries, affiliates, assigns, subcontractors and any and all persons or business entities acting under one or any of them, to treat, as confidential property and not disclose to any other person or use in any manner, except as is necessary to perform this Agreement (and then only on a confidential basis satisfactory to both parties), any information regarding the other party's prices, plans, programs, processes, products, costs, equipment, operations or customers ("Confidential Information") which may come within the knowledge of such party, its officers, employees or advisors in the performance of this Agreement, without in each instance securing the prior written consent of the other party.
(b)Nothing above, however, shall prevent either ABC or CBA from disclosing to any other Person or using in any manner, information that such party can show:
(i)has been published or has become part of the public domain without any breach of this Agreement;
(ii)has been furnished or has been made known to such party by third parties (other than those acting directly or indirectly for or on behalf of the disclosing party) as a matter of legal right without restrictions on its disclosure;
(iii)was in such party's lawful possession prior to the disclosure thereof by the other party;
(iv)is later independently developed by the receiving party; or
(v)has been required to be disclosed by law, court order, or government order or regulation.
(c)If any party is required by law, court order or government order or regulation to disclose Confidential Information, such party shall provide notice thereof to the other party and undertake reasonable steps to provide the other party with an opportunity to object to such disclosure.
(d)These obligations with respect to the Confidential Information shall survive the termination or expiration of this Agreement.
11.Insurance. Each party shall keep in force at all times during the term hereof general liability insurance with both "products" and "contractual" coverage for aggregated claims in the minimum amount of $10,000,000, and shall furnish the other party a certificate from a financially responsible insurance company evidencing that such insurance is in force, naming the other party as an additional insured and providing that such coverage may not be cancelled or materially changed without 30 days prior written notice to the other party. Any such policy of insurance shall contain a waiver of subrogation.
12.Notices. Any notice, request or demand to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made upon delivery, if delivered by hand and addressed to the party for whom intended at the address listed below, (ii) ten days after deposit in the mails, if sent certified or registered mail (if available) with return receipt requested, or five days after deposit if deposited for delivery with a reputable courier service, and in each case addressed to the party for whom intended at the address listed below.
If to CBA:
Craft Brew Alliance, Inc.
929 N. Russell Street
Portland, Oregon 97227
Attn: John Glick
With a copy to:
Craft Brew Alliance, Inc.
929 N. Russell Street
Portland, Oregon 97222
Attn: Legal
If to ABC, to:
Anheuser-Busch Companies, LLC
125 W. 24th Street
New York, New York 10011
Attn: Vice President, Mergers & Acquisitions
The parties agree to send notices to such other address as may be substituted by notice given as herein provided.

13.	Miscellaneous.
(a)This Agreement does not make either party the employee, agent, or legal representative of the other party for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor.
(b)Neither party may assign, sublicense, subcontract, or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party. The terms of this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors, permitted assignees, sublicensees, and subcontractors.
(c)This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

(d)This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled, or waived, in whole or in part, except by written amendment signed by the parties hereto.
(e)If any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceablity of any such provision or provisions in every other respect and the remaining provisions of this Agreement shall not be in any way impaired.
(f)This Agreement may be executed in counterparts, which together will constitute one agreement. E-mail transmission of any signed original document, and retransmission of any e-mail transmission, will be deemed equivalent to delivery of an original.
(g)Headings and subheadings in this Agreement are not intended to and do not have any substantive content whatsoever.
(h)No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.
(i)If any suit or action is brought to enforce or interpret any term of this Agreement, the prevailing party will be entitled to recover from the other party all reasonable costs and expenses (including reasonable attorneys' fees and legal expenses) incurred in connection therewith, including at trial, on appeal, and on any petition for review.
(j)Neither party shall be liable to the other party for any delay or default in performing its obligations if such default or delay is caused by any event beyond the reasonable control of such party, including, but not limited to, acts of nature, terrorism, war, or insurrection, civil commotion, damage or destruction of production facilities or materials by earthquake, fire, storm, or flood, or disturbances or strikes, epidemic, materials shortages, equipment malfunction, unavailability of raw materials, or other similar event. The party suffering such cause shall immediately notify the other party of the cause and the expected duration of such cause. If either party's performance is delayed by more than 60 days pursuant to this subsection, the other party may immediately terminate this Agreement by written notice given before the affected party resumes performance.
(k)This Agreement shall be governed by the laws of the State of Missouri, without regards to the principles of conflicts of laws thereof.

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The parties have executed this Agreement as of the date first set forth above.

CRAFT BREW ALLIANCE, INC. By: /s/ Joe Vanderstelt Name: Joe Vanderstelt Title: CFO	ANHEUSER-BUSCH COMPANIES, LLC By: /s/ Nickolas A Mills Name: Nickolas A Mills Title: VP of Supply, High End
By: /s/ Thomas Larson Name: Thomas Larson Title: Secretary